LICENSE AGREEMENT

This LICENSE AGREEMENT (“License Agreement”) is entered into as of November 30, 2004, between Century 21 Real Estate Corporation (“Licensor”), a Delaware corporation, with a business address of 1 Campus Drive, Parsippany, New Jersey 07054, and 2lst Century Insurance Group (“Licensee”), a Delaware corporation, with a business address of 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

RECITALS

A.  Licensor asserts rights in and to a family of trade names and federally registered trademarks and service marks containing the word CENTURY and the numeral 21 (including CENTURY 21 and 21st CENTURY either alone or in combination with other words or designs), used with a variety of services, including real estate brokerage, insurance, mortgage, home warranty and related goods and services.

B.  Licensee is engaged in the business of providing auto, motorcycle, personal umbrella, and home insurance services primarily through its subsidiaries. No later than 1967, Licensee (through itself or its subsidiaries) began using the mark 20TH CENTURY INSURANCE. After the turn of the century, Licensee asserts it began (through itself or its subsidiaries) using the mark 21ST CENTURY INSURANCE. Similarly, no later than 1988, Licensee asserts it began using (through itself or its subsidiaries) the marks 21ST CENTURY and 21ST CENTURY CASUALTY.

C.  Licensee desires to use trade names and service marks containing “21st” (or “twenty-first”) followed by the word CENTURY, i.e. 21ST CENTURY INSURANCE, 21ST CENTURY, 21ST CENTURY INSURANCE GROUP, 21ST CENTURY INSURANCE COMPANY, 21ST CENTURY CASUALTY COMPANY, and related marks as set forth on Schedule A (collectively “the Licensed Marks”) in connection with insurance services (“the Licensed Services”) in all geographic areas of the United States. To resolve any question about Licensee's rights to use the such trade names and service marks in all such geographic areas in the United States and to avoid any likelihood of confusion among consumers, the parties have agreed to enter into this License Agreement.

D.  Licensee has and will continue to assume responsibility for all operations of its business and to adhere to the guidelines stated herein relating to the nature and quality of services sold under the Licensed Marks.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

PART 1.	GRANT OF LICENSE

1.1  Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee a renewable license to use the Licensed Marks in all geographic areas of the United States, its territories and possessions, (the “Licensed Territory”) as a trade name and service mark in connection only with the Licensed Services. Approved versions of the Licensed Marks are attached hereto as Schedule A. Although this License Agreement covers only the United States, Licensor agrees to grant, to the extent possible under foreign law, equivalent licenses upon comparable financial terms to Licensee for additional countries upon request of Licensee, with any modification required by the foreign law in such country to be negotiated in good faith between the parties.

1.2  Licensee may also use the Licensed Marks in combination with Licensee’s Roman Column Design mark, other marks or with generic or descriptive words relating to insurance services. For example, 21ST CENTURY INDEMNITY is permissible. Licensee may also use other words in advance of the mark, such as AIG 21st CENTURY INSURANCE, so long as Licensee has permission from the owner of any other mark used and so long as the uses of any other mark in such a combination does not suggest any affiliation with any direct real estate competitor of Licensor (such as ReMAX or Prudential). Licensee will provide prior written notice to Licensor if Licensee uses the Licensed Marks in a version not on Schedule A, and Schedule A will be deemed amended to include the new version. If Licensor believes that the new version would impair its rights in the Licensed Marks or is contrary to the purpose of this License Agreement, it may object to the new version, and an arbitral tribunal under Part 17 will decide the matter if the parties are unable to reach an agreement.

1.3  This License Agreement is exclusive for the Licensed Marks and any other mark allowed by Part 1.2. In light of such exclusivity, neither Licensor nor any other licensee of Licensor shall use the Licensed Marks or any other mark allowed by Part 1.2 for the Licensed Services.

1.4  Unless terminated earlier pursuant to Part 6 of this License Agreement, this License Agreement shall remain in effect for 30 years and shall be automatically renewed for successive 30-year periods for every territory covered by this License Agreement. The License Agreement shall not renew as to any territory terminated earlier pursuant to Part 6 of this License Agreement.

1.5  It is understood and agreed that this License Agreement applies solely to the use of the Licensed Marks in connection with the Licensed Services, unless prior written consent is obtained from Licensor; however, use of the Licensed Marks on promotional items such as key chains, pens and other office supplies, and clothing typically used for promotional purposes (such as T-shirts and caps) is permitted under this License Agreement.

1.6  Nothing contained in this License Agreement shall be construed as an assignment or grant to the Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license to use the Licensed Marks as provided in this License Agreement.

1.7  Nothing contained in this License Agreement shall be construed to prohibit Licensee or its Affiliates from seeking to be admitted to transact insurance using the Licensed Marks in states and other jurisdictions of the United States or in other countries in which they are not currently licensed.

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1.8  This License Agreement does not grant Licensee any right to use the name or mark CENTURY 21.

1.9  Licensor shall not grant any other person the right to use the Licensed Marks, without first obtaining the consent of Licensee. Licensor retains the right to license the Licensed Mark as part of a bona-fide settlement with any third party who is located outside of California, Nevada, Arizona, or Washington and who has demonstrable common law rights pre-dating 1999 in a mark that is confusingly similar to the Licensed Mark, provided that the Licensee consents to such license as part of a settlement, with Licensee's consent not to be unreasonably withheld.

PART 2.	OBLIGATIONS OF THE PARTIES

2.1  Licensee shall pay an annual royalty of $1,000 due upon execution of this Agreement and payable on January 15 of each succeeding year so long as this Agreement remains in effect. Licensor shall notify Licensee in writing of any failure to make such payment, and not withstanding any more general provision to the contrary, and providing payment is made within 30 days of written notification, such payment shall be treated as paid when originally due.

2.2  Licensor and its duly authorized designees shall have the right, during all reasonable business hours and with reasonable prior notice, to review the manner in which the Licensed Marks are used and displayed in advertisements, signs, or printed materials.

2.3  Licensee shall assume all responsibility for the operation of its business, including but not limited to leasing office space, hiring employees and independent contractors, collecting and remitting any applicable sales tax, hiring, licenses and work of subcontractors, compliance with applicable laws and regulations, maintaining proper business accounts, maintaining all proper licenses and permits, and maintaining and paying for all operational costs.

PART 3.	LICENSOR’S TITLE AND PROTECTION OF RIGHTS

3.1  Licensee acknowledges that Licensor owns rights in its family of names and marks containing Century and 21, including the famous CENTURY 21 mark. Licensee agrees that it will not contest the validity of the Licensed Marks, or the CENTURY 21 Mark, or the use, ownership, or registration thereof by Licensor and/or its assigns, or related companies, and further acknowledges and agrees that all use of the Licensed Marks by Licensee shall inure to the benefit of Licensor and/or its assigns and related companies pursuant to Section 5 of the Federal Trademark Act, 15 U.S.C. § 1055. This Part 3.1 is subject to Part 6.4(b).

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3.2  In the event any third party begins using the Licensed Marks (or any confusingly similar mark) for the Licensed Services (or any confusingly similar good or service) after the date of this Agreement without the express written permission of Licensor and Licensee, Licensor will act to stop such unauthorized use if in Licensor’s reasonable business judgment such action is reasonable and warranted. In the event that Licensor initiates any proceedings related to the Licensed Marks on the Licensed Services, Licensor shall consult with Licensee on the course of the litigation and, at Licensee’s sole discretion and expense, will allow Licensee to participate as a party to the litigation. Licensor and Licensee shall cooperate with each other in connection with such litigation by providing such information as is reasonably necessary to obtain a successful outcome. Moreover, for any infringement related to the Licensed Marks, Licensor and Licensee will obtain the other’s consent before settling a claim or prosecuting an action, which consent shall not be unreasonably withheld. Licensor will continue to protect its marks and prevent infringement thereof according to the same standards it has used in the past. Any monetary award or settlement amount collected from a third party that has engaged in unauthorized use of the Licensed Marks will be used first to cover any legal fees, costs, or other expenses incurred by Licensor and Licensee in connection with the case on a pro rata basis, and any remaining balance will then be paid to compensate Licensee for any lost sales or other injury to Licensee including injury to the value of the exclusive license to use the Licensed Marks. Any balance remaining after Licensee has been compensated for its actual injuries will then be paid to Licensor.

3.3  If within 10 business days of receiving notice from Licensee of any alleged infringement, Licensor either declines or fails to take action against a potential infringer, Licensee may initiate such proceedings at Licensee’s own expense. In the event that Licensee initiates any proceedings related to the Licensed Marks on the Licensed Services, Licensee shall consult with Licensor on the course of the litigation, but Licensee shall direct the litigation. Moreover, in the event that Licensee initiates any proceedings, Licensor agrees to either join as a party or otherwise provide such cooperation and assistance as may be reasonably necessary to insure a successful outcome by Licensee, and Licensor shall bear its own costs of participation in such litigation. Likewise, in the event that Licensee initiates any proceeding relating to the Licensed Marks, Licensee will obtain Licensor’s consent in settling a claim or prosecuting an action, which shall not be unreasonably withheld. Any monetary award collected will be used first to cover any legal fees, costs, and other expenses incurred by Licensor and Licensee in connection with the case on a pro rata basis, and any remaining amount will then be paid to Licensee.

PART 4.	INDEMNIFICATION

4.1  Licensee hereby indemnifies, undertakes to defend against and holds harmless Licensor, its officers, directors, employees, and parent, subsidiary, and affiliate companies from any and all claims, lawsuits, regulatory violations, losses, or damages arising out of any alleged action or failure to take action by Licensee in connection with the operation of the Licensee’s business and/or Licensed Services sold under the Licensed Marks, including without limitation any claims, lawsuits, losses, regulatory violations, and damages, relating to any violations of Truth -in -Lending, or other consumer credit federal or state laws, RESPA violations and/or any federal or state insurance regulations. Licensor must notify Licensee as soon as it reasonably becomes aware of any situation that may require indemnification, and any damage to Licensee caused by a failure to do so will reduce the indemnification pro rata. This indemnification obligation under Part 4.1 specifically excludes any claim against Licensor based upon trademark infringement or a related cause of action based upon use of the Licensed Marks.

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4.2  Licensor hereby indemnifies, undertakes to defend against and holds harmless Licensee, its officers, directors, employees, and parent, subsidiary, and affiliate companies from any and all claims, lawsuits, regulatory violations, losses, or damages arising out of any claim of trademark infringement or similar claim commenced after execution of this License Agreement and arising out of the operation of the Licensee’s business and/or the sale of Licensed Services under the Licensed Marks. Licensee must notify Licensor as soon as it reasonably becomes aware of any situation that may require indemnification, and any damage to Licensor caused by a failure to do so will reduce the indemnification pro rata.

PART 5.	QUALITY OF THE SERVICES

Licensee agrees that the nature and quality of services sold under the Licensed Marks will be subject to the control of Licensor or its designee, as set forth herein.

5.1  To satisfy the quality control requirements of this License Agreement, Licensee agrees to continue providing services at the same level of quality that it has used in the past as determined solely by Licensee’s maintenance of its authority (directly or by its subsidiaries) to transact the business of insurance in any state or subdivision thereof. In particular, Licensee, at its own expense, shall maintain all applicable governmental licenses necessary to sell auto insurance and any other of the Licensed Services that it desires to provide in any state or jurisdiction, and shall promptly cure any failure to maintain any governmental license that is required to conduct its business in any state or subdivision thereof. The parties understand and agree that insurance sales and market conduct practices, as well as financial capacity to conduct its business, are highly regulated by governmental authorities and that Licensee’s securing and maintaining the appropriate licenses or certificate of authority required to transact insurance shall satisfy the quality control aspect of this agreement with respect to any country or subdivision thereof. The quality control provisions hereof apply on a state by state, jurisdiction by jurisdiction basis, and Licensee’s failure to maintain approval to provide the Licensed Services in a particular state or jurisdiction will not limit its rights to use the Licensed Marks in any other state or jurisdiction.

5.2   Accompanying the annual royalty payment, Licensee shall provide to Licensor written identification of each state in which Licensee (or its subsidiaries) holds an insurance license, and a statement confirming for each state whether such insurance license remains in effect and representative samples of use of the Licensed Marks.

PART 6.	TERMINATION

6.1  The parties agree that they are entering into this License Agreement based upon their familiarity with each other, and that they would not necessarily enter into a similar license agreement with any other entity.

6.2  If a party violates any of the terms of this License Agreement, the other party shall give written notice of the breach to the party in violation who, after receipt of such notice, shall have 180 days within which to cure such breach. If the noticing party maintains that the breach is not cured within said 180-day period, the noticing party may initiate arbitration (under Part 17). The License Agreement shall not terminate unless and until 180 days after an arbitral tribunal decides that termination is proper. The arbitral tribunal must consider the following principles:

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•	Termination by Licensor can only be based on Licensee’s failure to comply with the quality control provisions of Part 5, the granting of unauthorized sublicenses to use the mark to entities specifically rejected by Licensor, the challenging of Licensor’s rights in the Licensed Marks, or the use of a mark specifically prohibited by this License Agreement. Any other breach can only give rise to money damages.

•	Termination can only be decided if the arbitral tribunal finds by a “clear and convincing standard" that no less restrictive solution is possible. For example, if the parties disagree about whether or not a violation of Part 5 hereof has occurred and is continuing under this License Agreement and an arbitral tribunal agrees with Licensor, the arbitral tribunal cannot order termination unless the arbitral tribunal finds it would be impossible for Licensee to follow the arbitral tribunal’s finding or that Licensee repeatedly and willfully refuses to follow the arbitral tribunal’s finding.

•	Termination must be decided on a geographic basis, using jurisdictions no larger than states. For example, if Licensor alleges that the provisions of Part 5 have been violated in one state and, following the other provisions herein, the arbitral tribunal finds termination is proper in that state, this License Agreement will only terminate as to the state in which the arbitral tribunal finds termination proper and the finding shall not have any other effect on the License as to any other state. The Licensor has the burden of proof in every jurisdiction. Upon termination in any particular jurisdiction, Licensee will cease all use of the Licensed Marks in that jurisdiction. Nothing herein shall prevent reinstatement of the license in a particular jurisdiction if Licensee is able to prove that it subsequently cured any default that gave rise to termination.

•	A fundamental purpose of this License Agreement is to allow Licensee to use the Licensed Marks, and any result that prevents that is an extreme remedy that would result in massive financial hardship to Licensee and the disruption of its business and is not intended except in an highly unusual situation where it is required to protect Licensor’s rights in the Licensed Marks.

6.3  Termination shall not affect the obligations of Licensee created by this License Agreement including the indemnity provision in Part 4 and obligations accrued as of the effective date of the termination.

6.4  (a) If this License Agreement (or a portion thereof) terminates after a material breach by Licensee, all rights granted to Licensee hereunder as to the terminated jurisdiction shall immediately revert to Licensor.

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     (b) If this License Agreement terminates in any jurisdiction after a material breach by Licensor or pursuant to Part 13, then both this Agreement and the concurrently entered assignment shall be considered to be void ab initio as to that jurisdiction (with the exception of this Part 6.4(b) of this Agreement, which will survive), and the rights of the parties will be determined in that jurisdiction as if this Agreement and the concurrently entered assignment had never been entered into as to that jurisdiction. In that case, in the event of any dispute, each party may assert whatever claims or defenses it would have had in that jurisdiction against the other as of the day before the date of this License Agreement. The parties hereto agree that the parties entering into this License Agreement and the terms of this Agreement are not relevant to show any alleged admission by either party including any admission by Licensee that the Licensed Marks are owned solely by Licensor (since this License Agreement results from the resolution of disputed claims).

6.5  In the event that Licensor abandons all rights in the mark “CENTURY 21,” Licensor agrees to transfer ownership of any right, title, and interest it may have in the Licensed Marks for the Licensed Services to Licensee for the sum of $10,000.00.

PART 7.	REPRESENTATIONS AND WARRANTIES.

7.1  Licensor represents and warrants that it has full right, power, and authority to enter into this License Agreement, to grant the License hereunder, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein. Licensor agrees and acknowledges that other than those representations explicitly contained in this License Agreement, no representations, warranties, or guarantees of any kind have been made to Licensor by Licensee or anyone acting on Licensee’s behalf.

7.2  Licensee represents and warrants that it has full right, power, and authority to enter into this License Agreement, to perform all of its obligations hereunder and to consummate all of the transactions contemplated herein and that as a result of entering into this License Agreement, Licensee shall not violate any contractual or other right of any third party. Licensee agrees and acknowledges that other than those representations explicitly contained in this License Agreement, no representations, warranties, or guarantees of any kind have been made to Licensee, either by Licensor or its Affiliates, or by anyone acting on Licensor’s behalf.

7.3  Licensor and Licensee each represent and warrant that (i) this License Agreement constitutes a valid and legally-binding obligation, (ii) the execution and delivery of this License Agreement and the performance of obligations hereunder have been duly authorized by all requisite corporate authorities and (iii) no other corporate resolutions, proceedings, or consents are required in connection with the execution, delivery, and performance of this License Agreement.

PART 8.	NOTICES

All notices and statements to be given pursuant to this License Agreement shall be sent by facsimile, and also by either certified mail, postage prepaid, return receipt requested or by overnight courier as follows:

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To Licensor:	With a copy to:

Kathryn Geib, Esq.	Michael A. Grow, Esq.
Vice President	Arent Fox, PLLC
Cendant Corporation	1050 Connecticut Avenue, N.W.
1 Sylvan Way	Washington, DC 20036-5339
Parsippany, NJ 07054

Facsimile: (973) 496-4624	Facsimile: (202) 857-6395

To Licensee:	With a copy to:

21st Century Insurance Group	Scott A. Edelman, Esq.
Attn: General Counsel	Gibson, Dunn & Crutcher LLP
6301 Owensmouth Avenue	2029 Century Park East
Woodland Hills, CA 91367	Los Angeles, CA 90067

Facsimile: (818) 704-3737	Facsimile: (310) 552-7041

Each party shall promptly notify the other of any change of address. The date of mailing shall be deemed the date the notice or statement is received by the recipient.

PART 9.	NO FRANCHISE, JOINT VENTURE, PARTNERSHIP OR AGENCY

9.1  Both parties agree that this License Agreement is a trade name and service mark license only, and neither party intends to create any franchise relationship hereby. Licensee shall assume full responsibility for and control over all operations of its business, and the provisions relating to the nature and quality of goods or services sold by Licensee . The manner in which Licensee may display the Licensed Marks are included in this License Agreement solely for the purpose of protecting the integrity, reputation, and goodwill associated with Licensor and the Licensed Marks.

9.2  Nothing herein shall be construed as placing the parties in the relationship of franchisor or franchisee, partners, joint venturers, employer or employee, or as principal or agent. Neither party shall have the power to obligate or bind the other in any manner except as otherwise expressly provided by this License Agreement.

9.3  The parties have bargained at arms’ length in this transaction.

PART 10.	ASSIGNMENTS

10.1    Subject to the provisions in Part 1.2, Licensee may sublicense its rights hereunder to affiliate entities (which are currently affiliated or which become affiliated after the date hereof) that agree to be bound by all the terms binding Licensee other than the royalty obligations of Part 2 (“Affiliates”). Licensee may further sublicense to any subsidiary that is directly or indirectly wholly owned by Licensee without any notification to Licensor or any right of approval by Licensor. In the event of any sublicense to any entity that becomes affiliated after the date hereof (and which is not a wholly-owned direct or indirect subsidiary of Licensee), Licensee shall by January 15 of the following year identify such new sublicensees in writing to Licensor. Upon receipt of notice of sublicense, Licensor shall have the right to approve each such new sublicensee reported, which approval shall not be unreasonably withheld. In the event that Licensor does not object within 45 days of receiving notice of sublicense, Licensor shall be deemed to have approved such sublicense. In the event that Licensor does object to any specific new sublicensee, the sublicense shall terminate as to such sublicense within 270 days unless such termination is stayed or revoked by an arbitral tribunal under the procedures in Part 17.

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10.2    Licensee may assign its rights and obligations hereunder in connection with a change of control of Licensee or the sale of substantially all the assets used by Licensee in connection with the Licensed Services, provided that it promptly furnishes notice of such assignment to Licensor. Licensee may assign a portion or all of its rights and obligations herein to a wholly-owned direct or indirect subsidiary without further consent of Licensor or notice to Licensor, so long as such subsidiary agrees to be bound in writing by all of the terms and conditions hereof. Otherwise, Licensee shall not assign, or transfer any rights granted hereunder without the prior written consent of Licensor, which Licensor will not unreasonably withhold.

10.3    Licensor may assign its rights and obligations hereunder, provided that it promptly furnishes notice of such assignment to Licensee.

PART 11.	NO WAIVER

None of the terms of this License Agreement can be waived or modified except by an express agreement in writing signed by both parties. There are no representations, promises, warranties, covenants, or undertakings other than those contained in this License Agreement, which represents the entire understanding of the parties. Each party hereto has been fully advised by legal counsel prior to entering into this License Agreement. The failure of either party to enforce, or the delay by either party in enforcing, any of its rights under this License Agreement shall not be deemed a continuing waiver or a modification of the License Agreement, and either party may undertake legal action to enforce any or all of such rights.

PART 12.	GOVERNING LAW

This License Agreement shall be construed in accordance with and governed by the laws of the state of California, notwithstanding its choice of law provisions. As to any matter concerning trademark law, this Agreement shall be governed by Federal law.

PART 13.	SEVERABILITY

In the event that any provision herein is held invalid, the remainder of this License Agreement shall (1) if both parties agree, be interpreted and enforced as though such provision were not contained herein, or (2) if both parties do not agree, the rights of the parties will be determined under Section 6.4(b).

PART 14.	BINDING EFFECT

This License Agreement shall be binding upon the parties, their successors and assigns, and upon all others acting by or through them, or with or under their direction, or in privity therewith.

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PART 15.	NO THIRD PARTY BENEFICIARIES

Nothing in this License Agreement will be construed to give any rights to any third party, and no third party may reasonably rely on any provision of this License Agreement.

PART 16.	FURTHER ASSURANCES

The Parties agree to cooperate in the execution, in a timely manner, of any and all documents that are, or may be, necessary or appropriate in order to give full effect to this Agreement.

PART 17.	DISPUTE RESOLUTION

Any controversy, claim, or dispute arising out of or related to this License Agreement or the existence, interpretation, performance, or breach hereof, including but not limited to alleged violations of state or federal statutory or common law rights or duties, shall be resolved solely and exclusively by final and binding arbitration initiated and conducted according to JAMS/Endispute Comprehensive Arbitration Rules and Procedures in effect as of the date hereof, including (unless rejected by agreement of both parties) the Optional Appeal Procedure provided for in such rules (the “Arbitration Rules”), which shall be modified as necessary for the purposes of any arbitration hereunder to provide as much as practicable the discovery that would be available in a Federal Court litigation on these topics. Such arbitration shall be conducted in Los Angeles, CA or another site of Licensee's headquarters, if initiated by Licensor, and in New York, NY or another site of Licensor’s headquarters, if initiated by Licensee, before three neutral arbitrators who have substantial experience and expertise in trademark matters, appointed in accordance with the Arbitration Rules. Any appeal shall be heard and decided by a panel of three neutral arbitrators. All arbitrators shall be retired judges or justices of any state or federal court, and shall in their substantive (as opposed to procedural or discovery-related) rulings, apply the law specified in the choice of law provisions of this License Agreement. The arbitrators may award costs, including the arbitrators’ fees, and reasonably attorneys’ fees to the prevailing party.

If JAMS/Endispute is no longer in existence, the parties will arbitrate in a mutually agreed forum. If the parties cannot agree on a forum, the parties will ask the Los Angeles Superior Court to select an appropriate arbitral forum.

PART 18.	ENTIRE AGREEMENT

This License Agreement constitutes the entire agreement between the parties hereof and supersedes and cancels any prior agreements, representations, warranties, or communications, whether or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this License Agreement nor any provision hereof may be changed, waiver, discharged or terminated except by an agreement in writing signed by the party against whom the enforcement of such change, waiver, discharge, or termination is sought.

PART 19.	COUNTERPARTS

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This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

LICENSOR:		LICENSEE:

CENTURY 21 REAL ESTATE CORPORATION		21ST CENTURY INSURANCE GROUP

By:	/s/ Steve Tanner	By:	/s/ Bruce W. Marlow

Name:	Steve Tanner	Name:	Bruce W. Marlow

Title:	Vice President	Title:	President and CEO

Date:	November 29, 2004	Date:	December 7, 2004

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SCHEDULE A

21ST CENTURY
21ST CENTURY INSURANCE
21ST CENTURY GROUP
21ST CENTURY INSURANCE GROUP
21ST CENTURY CASUALTY
21ST CENTURY INDEMNITY
21ST CENTURY INSURANCE AND FINANCIAL SERVICES

Any mark of the form "21ST CENTURY generic/descriptive term," wherein the generic or descriptive term relates to insurance services.

Any mark whose word-components are licensed herein, which is used in a stylized form or with a design element

Any successor mark to the marks included herein (e.g., “22ND CENTURY INSURANCE”).

The marks in Serial Nos. 75/721881, 75/721879, 76/181517, and Registration No. 2,700,705. (The inclusion of any trademark application or registration shall not be construed to transfer any right in any design element from Licensee to Licensor, and the parties acknowledge that Licensee is the owner of the design elements in the above applications and registrations.)

“21ST” may be written as “TWENTY-FIRST” or “TWENTY FIRST” in any of the marks of this Schedule A.

Any of the marks of this Schedule A may be written in any capitalization or stylization so long as they do not appear in the color combination gold and black or gold alone, and with any design element so long as such design element is dissimilar from any designs used by Century 21 prior to its adoption by Licensee, unless prior approval is obtained from Century 21.

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